UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2010

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588

(Address of principal executive offices)

(925) 460-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into a Material Definitive Agreement.

2010 Incentive Payment Plan

On December 13, 2010, the Organization and Compensation Committee (the “Committee”) of the Board of Directors of The Cooper Companies, Inc. (“Cooper”) approved the 2011 Incentive Payment Plan (the “2011 Plan”) for Cooper and its subsidiaries (collectively with Cooper, the “Company”), a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The 2011 Plan provides incentives to officers and key employees of the Company who are expected to contribute significantly to increasing the Company’s revenue, income, earnings per share and cash flow. Participation levels under the 2011 Plan are set at percentages of base salaries previously assigned to designated positions within the Company. Awards will be paid under the 2011 Plan with respect to the Company’s 2011 fiscal year, ending October 31, 2011, if the operating business’ (CooperVision’s or CooperSurgical’s) or the Company’s consolidated results (depending upon the named participant’s employer) meet specified performance targets. Performance targets for named participants employed by an operating business are tied to the attainment by that business of specified levels of revenue, operating income, earnings per share and cash flow as defined. For named participants employed by Cooper, performance targets are tied to the attainment of certain levels of consolidated revenue, operating income, earnings per share and cash flow as defined. In addition, a component of the participants’ awards may be granted on a discretionary basis by each participant’s division head or the Chief Executive Officer, or in the case of the five most highly paid executive officers and named Section 16(b) officers, by the Committee, following an assessment of each participant’s performance.

ITEM 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 14, 2010, the Board of Directors (the “Board”) of The Cooper Companies, Inc. (the “Company”) approved amendments to the Amended and Restated By-Laws (the “By-Laws”) of the Company to adopt a majority vote standard in uncontested director elections. The Board determined to restate the By-Laws in their entirety (the “Amended and Restated By-Laws”) effective as of such date.

Under the majority vote standard, in order to be elected to the Board in an uncontested election, a director nominee must receive a greater number of votes cast “for” that director than the number of votes cast “against” that director. The Amended and Restated By-Laws retain the plurality vote standard for contested elections. Prior to the adoption of the Amended and Restated By-Laws, members of the Board were elected by the plurality vote standard, whether or not the election was contested. The following provisions of the By-Laws were amended:

•	Article II, Section 9 was amended to change the vote standard for an uncontested election of directors from a plurality to a majority of the votes cast.

•

Article II, Section 14 was amended to require a stockholder who nominates a director candidate to inform the Company as to whether the stockholder’s nominee intends to tender an irrevocable letter of resignation with respect to subsequent elections in the event that the nominee is elected.

If a director nominee who is serving as an incumbent director is not elected at a stockholder meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director,” until such director’s respective successor is elected and qualified, or until such director’s earlier resignation or removal. Therefore, in connection with the adoption of the majority vote standard, the Board has established procedures set forth in the Company’s Amended and Restated Corporate Governance Principles under which the Board may nominate only director candidates who tender advance, irrevocable resignations that will become effective upon the occurrence of both (i) the failure to receive the required majority vote for re-election in an uncontested election, and (ii) acceptance by the Board. If a director nominee who was not already serving as a director fails to receive a majority of votes cast at a stockholder meeting, Delaware law provides that such director nominee is not elected to the Board and does not serve on the Board as a “holdover director.”

The description of the changes made in the Amended and Restated By-Laws set forth in this Current Report on Form 8-K are qualified in their entirety by reference to the full text of the Amended and Restated By-Laws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

3.1	Amended and Restated By-Laws, The Cooper Companies, Inc., dated December 14, 2010.

10.1	The Cooper Companies, Inc. 2011 Incentive Payment Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By	/S/ CAROL R. KAUFMAN
Carol R. Kaufman
Senior Vice President of Legal Affairs, Secretary and Chief Administrative Officer

Dated: December 15, 2010

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated By-Laws, The Cooper Companies, Inc., dated December 14, 2010.

10.1	The Cooper Companies, Inc. 2011 Incentive Payment Plan